Exhibit 99.1

First Interstate BancSystem, Inc. Announces Dividend

Company Release: October 6, 2015

(Billings, MT) First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Executive Committee of the Board of Directors, at a meeting held on October 5, 2015, declared a dividend of $0.20 per common share. The dividend is payable on November 13, 2015 to owners of record as of November 2, 2015.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $8.4 billion in assets as of June 30, 2015. It is the parent company of First Interstate Bank, a community bank operating banking offices, including online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 27 consecutive years of profitability, First Interstate is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Chief Financial Officer

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

+1 406-255-5322

investor.relations@fib.com